March 17, 2023	(d)(3)(i)

Catrina Willingham

Vice President – Controller

Voya Investment Management Co. LLC

5780 Powers Ferry Road NW

Atlanta, GA 30327-4347

Dear Ms. Willingham:

Pursuant to the Sub-Advisory Agreement, effective as of November 18, 2014, as amended, between Voya Investments, LLC and Voya Investment Management Co. LLC (the "Agreement"), we hereby notify you of our intention to retain you as Sub-Adviser to render investment advisory services to Voya VACS Series MCV Fund (the "Fund"), a newly established series of Voya Equity Trust, effective on March 17, 2023, upon all of the terms and conditions set forth in the Agreement.

Upon your acceptance, the Agreement will be modified to give effect to the foregoing by adding the Fund to the Amended Schedule A of the Agreement. The Amended Schedule A, which indicates the annual sub-advisory fee rate for the Fund, is attached hereto.

Please signify your acceptance to the act as Sub-Adviser under the Agreement with respect to the aforementioned Fund by signing below where indicated.

Very sincerely,

By: /s/ Todd Modic_____________

Name: Todd Modic

Title: Senior Vice President

Voya Investments, LLC

ACCEPTED AND AGREED TO:

Voya Investment Management Co. LLC

By: /s/ Catrina Willingham_______

Name: Catrina Willingham

Title: Vice President – Controller, Duly Authorized

AMENDED SCHEDULE A

with respect to the

SUB-ADVISORY AGREEMENT

between

VOYA INVESTMENTS, LLC

and

VOYA INVESTMENT MANAGEMENT CO. LLC

Annual Sub-Advisory Fee
Series	(as a percentage of average daily
assets allocated to the Sub-Adviser)
Voya Corporate Leaders® 100 Fund	0.1800% on all assets
Direct Investments1
0.3600% on first $500 million;
0.3490% on next $500 million;
0.3380% on next $500 million;
0.3260% on next $500 million; and
Voya Global Multi-Asset Fund	0.3150% over $2 billion

Other Investments2
0.1350%
Underlying Funds3
0.0200%

1"Direct Investments" shall include direct interests in companies other than investment companies (e.g. stocks), securities evidencing indebtedness (e.g. bonds) that do not derive their value from another security or asset, and instruments whose value is backed by an asset.

2

3

"Other Investments" shall mean assets which are not Direct Investments or Underlying Funds.

"Underlying Funds" shall mean open-end investment companies registered under the 1940 Act within the Voya family of funds. The phrase "family of funds" shall have the same meaning as "fund complex" as defined in Item 17 of Form N-1A, as it was in effect as of the date of this contract.

Annual Sub-Advisory Fee
Series	(as a percentage of average daily
assets allocated to the Sub-Adviser)
Voya Large-Cap Growth Fund	0.2295% on all assets

Voya Large Cap Value Fund	0.2925% on all assets

0.2030% on first $500 million;
Voya Mid Cap Research Enhanced Index Fund	0.1910% on next $250 million;
0.1800% on next $1.25 billion; and
0.1690% over $2 billion

0.3375% on the first $500 million;
Voya MidCap Opportunities Fund	0.3150% on the next $400 million;
0.2925% on the next $450 million; and

0.2700% on assets in excess of $1.350 billion

Voya Multi-Manager Mid Cap Value Fund	[REDACTED]

Voya Small Cap Growth Fund	0.3600% on all assets

Voya Small Company Fund	0.3375% on all assets

Voya U.S. High Dividend Low Volatility Fund	0.1300% on all assets

Voya VACS Series MCV Fund	[REDACTED]

Effective Date: March 17, 2023, to reflect the addition of Voya VACS Series MCV Fund.